Exhibit 99.1

Equinix Reports Second-Quarter 2023 Results

Strong Demand for Digital Infrastructure as Customers Accelerate Integration of AI into their Operations and Remain Committed to Hybrid Cloud Architectures

REDWOOD CITY, Calif., Aug. 2, 2023 /PRNewswire/ --

  Quarterly revenues increased 11% over the same quarter last year, to $2.0 billion, or 14% on a normalized and constant currency basis
  Solid gross and net bookings resulted in more than 4,100 deals across more than 3,100 customers
  Channel bookings accounted for 40% of total bookings and nearly 60% of new logos

Equinix, Inc. (Nasdaq: EQIX), the world's digital infrastructure companyTM, today reported results for the quarter ended June 30, 2023. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per share results are presented on a fully diluted basis.

Second-Quarter 2023 Results Summary

  Revenues
    $2.02 billion, an 11% increase over the same quarter last year
    Includes a $3 million negative foreign currency impact when compared to prior guidance rates
  Operating Income
    $332 million, a 5% increase over the same quarter last year, although impacted by an expected increase in average energy hedge costs and higher seasonal consumption
    Operating margin of 16%
  Net Income and Net Income per Share attributable to Equinix
    $207 million, a 4% decrease from the same quarter last year, primarily due to lower income from operations and higher income tax expense given a favorable tax settlement in 2022
    $2.21 per share, a 7% decrease from the same quarter last year
  Adjusted EBITDA
    $901 million, a 5% increase over the same quarter last year, and an adjusted EBITDA margin of 45%
    Includes a $2 million negative foreign currency impact when compared to prior guidance rates and $3 million of integration costs
  AFFO and AFFO per Share
    $754 million, a 9% increase over the same quarter last year
    $8.04 per share, a 6% increase over the same quarter last year

2023 Annual Guidance Summary

  Revenues
    $8.171 - $8.251 billion, an increase of 12 - 14% over the previous year, or a normalized and constant currency increase of 14 - 15%
    Includes a $14 million negative foreign currency impact compared to prior guidance rates
  Adjusted EBITDA
    $3.660 - $3.720 billion, a 45% adjusted EBITDA margin
    An increase of $20 million compared to prior guidance offset by a $5 million negative foreign currency impact
    Includes $23 million of integration costs
  AFFO and AFFO per Share
    $2.963 - $3.023 billion, an increase of 9 - 11% over the previous year, or a normalized and constant currency increase of 11 - 14%
    An increase of $28 million compared to prior guidance offset by a $2 million negative foreign currency impact
    $31.51 - $32.15 per share, an increase of 7 - 9% over the previous year, or a normalized and constant currency increase of 9 - 11%

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Equinix Quote

Charles Meyers, President and CEO, Equinix:

"We continue to see momentum in our business as digital transformation accelerates the pace of innovation and changes the way business is done. By 20261, IDC is forecasting that 40% of revenue from G2000 companies will come from digital products, services and experiences, a dynamic that is reshaping the basis of competition in nearly every industry, and making digital an unprecedented force for economic growth."

Business Highlights

  With customers deployed in all three regions representing approximately two-thirds of recurring revenues, Equinix continues to invest behind the scale and reach of its data center services portfolio. The company currently has 53 major projects underway across 40 metros in 24 countries, including 11 xScale builds that are expected to deliver approximately 90 megawatts of capacity once opened.
    In Q2, Equinix added 12 new projects including new International Business Exchange™ (IBX®) data center builds in Lisbon, Monterrey and Mumbai—in addition to the company's first build in Kuala Lumpur, one of the most strategic markets in Asia.
    Equinix was selected to build incremental data center capacity in Singapore in response to the Singapore Government's Data Center Call for Application process. This build will help to strengthen the country's digital capabilities as well as support Singapore's Green Plan and digital economy.
  Equinix's Channel program delivered another strong quarter, accounting for 40% of bookings and nearly 60% of new logos. It continues to see growth from partners like Accenture, Avant, Cisco, Dell and HPE, with wins across a wide range of industry verticals and digital first use cases.
    In June, Equinix announced an expanded relationship with Hewlett Packard Enterprise for pre-provisioned HPE GreenLake for Private Cloud Enterprise and HPE GreenLake for Private Cloud Business Edition on demand at select Equinix IBX data centers in seven metros around the globe.
  Equinix's global interconnection franchise continues to perform with over 456,000 total interconnections. In Q2, interconnection revenues stepped up 10% year over year as reported or 11% year over year on a normalized and constant currency basis, driven by strong gross adds, increasing traffic levels and healthy pricing.
    Equinix Fabric® saw total virtual connections surpassing 50,000 in the quarter for the first time, as it continues to add new capabilities to support larger workloads, like data-intensive AI training models and scalable enterprise networks. Beginning in the third quarter, Equinix Fabric customers will be able to provision virtual connections to cloud providers with bandwidths of up to 50 gigabits per second, with Google Cloud as the first cloud provider to support this capability.
    In Q2, Equinix won three new native cloud on-ramps in Bogotá, Madrid and Toronto, further strengthening its cloud ecosystem, which represents nearly 15% of total interconnections on its platform.
    Internet Exchange saw strength in Q2 in Equinix's EMEA and APAC markets with peak traffic up 4% quarter over quarter and 25% year over year, to nearly 32 terabits per second.
1 IDC Blog: "Leadership in a Changing Digital World: Five Mandates," April 2023.

Business Outlook

For the third quarter of 2023, the Company expects revenues to range between $2.039 and $2.069 billion, an increase of approximately 1 - 3% over the previous quarter, on both an as-reported and normalized and constant currency basis. This guidance includes a $4 million negative foreign currency impact when compared to the average FX rates in Q2 2023. Adjusted EBITDA is expected to range between $908 and $938 million. This guidance includes a $3 million negative foreign currency impact when compared to the average FX rates in Q2 2023 and $7 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $58 and $68 million.

For the full year of 2023, total revenues are expected to range between $8.171 and $8.251 billion, a 12 - 14% increase over the previous year, or a normalized and constant currency increase of 14 - 15%. This updated guidance maintains prior full year revenue guidance, offset by a $14 million negative foreign currency impact when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $3.660 and $3.720 billion, an adjusted EBITDA margin of 45%. This updated guidance includes an underlying raise of $20 million from better-than-expected operating performance and lower integration costs, partially offset by a $5 million negative foreign currency impact when compared to prior guidance rates. AFFO is expected to range between $2.963 and $3.023 billion, an increase of 9 - 11% over the previous year, or a normalized and constant currency increase of 11 - 14%. This updated guidance includes an underlying raise of $28 million from better-than-expected business performance and lower integration costs, partially offset by a $2 million negative foreign currency impact when compared to prior guidance rates. AFFO per share is expected to range between $31.51 and $32.15, an increase of 7 - 9% over the previous year, or a normalized and constant currency increase of 9 - 11%. Total capital expenditures are expected to range between $2.675 and $2.925 billion. Non-recurring capital expenditures, including xScale-related capital expenditures, are expected to range between $2.467 and $2.697 billion, and recurring capital expenditures are expected to range between $208 and $228 million. xScale-related on-balance sheet capital expenditures are expected to range between $96 and $146 million, which we anticipate will be reimbursed to Equinix from both the current and future xScale JVs.

The U.S. dollar exchange rates used for 2023 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.09 to the Euro, $1.19 to the Pound, S$1.35 to the U.S. Dollar, ¥144 to the U.S. Dollar, A$1.50 to the U.S. Dollar, HK$7.84 to the U.S. Dollar, R$4.79 to the U.S. Dollar and C$1.32 to the U.S. Dollar. The Q2 2023 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 20%, 10%, 8%, 6%, 4%, 3%, 3% and 3%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property, and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q2 2023 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended June 30, 2023, along with its future outlook, in its quarterly conference call on Wednesday, August 2, 2023, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Wednesday, October 25, 2023, by dialing 1-800-839-9317 and referencing the passcode 2023. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix (Nasdaq: EQIX) is the world's digital infrastructure company®. Digital leaders harness Equinix's trusted platform to bring together and interconnect foundational infrastructure at software speed. Equinix enables organizations to access all the right places, partners and possibilities to scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value, while supporting their sustainability goals.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of a data center, and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX® data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges generally related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix's underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX and xScale data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Recurring revenues	$ 1,917,570	$ 1,890,080	$ 1,707,451	$ 3,807,650	$ 3,349,775
Non-recurring revenues	100,838	108,129	109,703	208,967	201,826
Revenues	2,018,408	1,998,209	1,817,154	4,016,617	3,551,601
Cost of revenues	1,060,800	1,006,091	930,257	2,066,891	1,846,132
Gross profit	957,608	992,118	886,897	1,949,726	1,705,469
Operating expenses:
Sales and marketing	215,016	210,671	193,727	425,687	386,238
General and administrative	406,429	394,874	370,348	801,303	723,035
Transaction costs	5,718	1,600	5,063	7,318	9,303
Gain (loss) on sale of asset	(1,941)	852	(94)	(1,089)	1,724
Total operating expenses	625,222	607,997	569,044	1,233,219	1,120,300
Income from operations	332,386	384,121	317,853	716,507	585,169
Interest and other income (expense):
Interest income	23,503	19,388	4,508	42,891	6,614
Interest expense	(99,973)	(97,481)	(90,826)	(197,454)	(170,791)
Other income (expense)	(11,518)	7,503	(6,238)	(4,015)	(15,787)
Gain (loss) on debt extinguishment	—	254	(420)	254	109
Total interest and other, net	(87,988)	(70,336)	(92,976)	(158,324)	(179,855)
Income before income taxes	244,398	313,785	224,877	558,183	405,314
Income tax expense	(37,385)	(55,055)	(8,635)	(92,440)	(41,379)
Net income	207,013	258,730	216,242	465,743	363,935
Net (income) loss attributable to non-controlling interests	17	56	80	73	(160)
Net income attributable to Equinix	$ 207,030	$ 258,786	$ 216,322	$ 465,816	$ 363,775
Net income per share attributable to Equinix:
Basic net income per share	$ 2.21	$ 2.78	$ 2.38	$ 5.00	$ 4.00
Diluted net income per share	$ 2.21	$ 2.77	$ 2.37	$ 4.98	$ 3.99
Shares used in computing basic net income per share	93,535	92,971	91,036	93,253	90,904
Shares used in computing diluted net income per share	93,857	93,340	91,262	93,599	91,213

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	$ 207,013	$ 258,730	$ 216,242	$ 465,743	$ 363,935
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") income (loss)	25,923	157,214	(740,428)	183,137	(862,962)
Net investment hedge CTA gain (loss)	(24,186)	(39,960)	353,953	(64,146)	445,311
Unrealized gain (loss) on cash flow hedges	(4,792)	(12,881)	20,617	(17,673)	84,654
Net actuarial loss on defined benefit plans	(116)	(115)	(19)	(231)	(40)
Total other comprehensive income (loss), net of tax	(3,171)	104,258	(365,877)	101,087	(333,037)
Comprehensive income (loss), net of tax	203,842	362,988	(149,635)	566,830	30,898
Net (income) loss attributable to non-controlling interests	17	56	80	73	(160)
Other comprehensive (income) loss attributable to non-controlling interests	(97)	—	35	(97)	32
Comprehensive income (loss) attributable to Equinix	$ 203,762	$ 363,044	$ (149,520)	$ 566,806	$ 30,770

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$ 2,342,177	$ 1,906,421
Accounts receivable, net	1,006,116	855,380
Other current assets	395,723	459,138
Assets held for sale	—	84,316
Total current assets	3,744,016	3,305,255
Property, plant and equipment, net	17,267,282	16,649,534
Operating lease right-of-use assets	1,529,064	1,427,950
Goodwill	5,732,010	5,654,217
Intangible assets, net	1,807,485	1,897,649
Other assets	1,487,088	1,376,137
Total assets	$ 31,566,945	$ 30,310,742
Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity
Accounts payable and accrued expenses	$ 1,023,031	$ 1,004,800
Accrued property, plant and equipment	316,090	281,347
Current portion of operating lease liabilities	139,661	139,538
Current portion of finance lease liabilities	151,554	151,420
Current portion of mortgage and loans payable	8,419	9,847
Other current liabilities	215,473	251,346
Total current liabilities	1,854,228	1,838,298
Operating lease liabilities, less current portion	1,403,269	1,272,812
Finance lease liabilities, less current portion	2,136,159	2,143,690
Mortgage and loans payable, less current portion	665,916	642,708
Senior notes, less current portion	12,672,826	12,109,539
Other liabilities	785,547	797,863
Total liabilities	19,517,945	18,804,910
Redeemable non-controlling interest	25,000	—
Equinix stockholders' equity:
Common stock	94	93
Additional paid-in capital	17,909,043	17,320,017
Treasury stock	(63,973)	(71,966)
Accumulated dividends	(7,963,253)	(7,317,570)
Accumulated other comprehensive loss	(1,288,456)	(1,389,446)
Retained earnings	3,430,654	2,964,838
Total Equinix stockholders' equity	12,024,109	11,505,966
Non-controlling interests	(109)	(134)
Total stockholders' equity	12,024,000	11,505,832
Total liabilities, redeemable non-controlling interest and stockholders' equity	$ 31,566,945	$ 30,310,742

Ending headcount by geographic region is as follows:
Americas headcount	5,774	5,493
EMEA headcount	4,081	3,936
Asia-Pacific headcount	2,766	2,668
Total headcount	12,621	12,097

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in thousands)
(unaudited)

	June 30, 2023	December 31, 2022

Finance lease liabilities	$ 2,287,713	$ 2,295,110

Term loans	642,275	618,028
Mortgage payable and other loans payable	32,060	34,527
Plus: debt discount and issuance costs, net	878	1,062
Total loans payable principal	675,213	653,617

Senior notes	12,672,826	12,109,539
Plus: debt discount and issuance costs	113,449	117,351
Total senior notes principal	12,786,275	12,226,890

Total debt principal outstanding	$ 15,749,201	$ 15,175,617

EQUINIX, INC. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Cash flows from operating activities:
Net income	$ 207,013	$ 258,730	$ 216,242	$ 465,743	$ 363,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	459,746	454,939	432,828	914,685	869,214
Stock-based compensation	104,546	98,715	104,682	203,261	194,634
Amortization of debt issuance costs and debt discounts	4,653	4,590	4,536	9,243	8,740
(Gain) loss on debt extinguishment	—	(254)	420	(254)	(109)
(Gain) loss on asset sales	(1,941)	852	(94)	(1,089)	1,724
Other items	20,465	9,001	5,832	29,466	11,882
Changes in operating assets and liabilities:
Accounts receivable	(99,164)	(53,392)	(26,302)	(152,556)	(127,029)
Income taxes, net	2,954	4,991	(33,663)	7,945	(19,782)
Accounts payable and accrued expenses	88,632	(72,765)	55,128	15,867	(20,852)
Operating lease right-of-use assets	42,337	34,766	38,839	77,103	74,239
Operating lease liabilities	(31,723)	(33,587)	(34,632)	(65,310)	(66,372)
Other assets and liabilities	(56,220)	(15,178)	37,765	(71,398)	92,480
Net cash provided by operating activities	741,298	691,408	801,581	1,432,706	1,382,704
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(30,290)	(24,393)	(26,391)	(54,683)	(64,949)
Business acquisitions, net of cash and restricted cash acquired	—	—	(883,668)	—	(883,668)
Real estate acquisitions	—	(40,397)	(30,257)	(40,397)	(33,331)
Purchases of other property, plant and equipment	(638,159)	(529,600)	(484,830)	(1,167,759)	(897,348)
Proceeds from asset sales	—	72,254	56,024	72,254	251,415
Net cash used in investing activities	(668,449)	(522,136)	(1,369,122)	(1,190,585)	(1,627,881)
Cash flows from financing activities:
Proceeds from employee equity programs	—	44,543	—	44,543	43,876
Proceeds from redeemable non-controlling interest	25,000	—	—	25,000	—
Payment of dividend distributions	(320,243)	(326,162)	(283,048)	(646,405)	(572,717)
Proceeds from public offering of common stock, net of offering costs	—	300,775	—	300,775	—
Proceeds from mortgage and loans payable	—	—	—	—	676,850
Proceeds from senior notes, net of debt discounts	—	565,239	1,193,688	565,239	1,193,688
Repayment of finance lease liabilities	(30,964)	(35,498)	(28,783)	(66,462)	(69,556)
Repayment of mortgage and loans payable	(1,020)	(2,403)	(9,199)	(3,423)	(561,032)
Debt issuance costs	—	(4,257)	(10,365)	(4,257)	(17,731)
Net cash provided by (used in) financing activities	(327,227)	542,237	862,293	215,010	693,378
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(46,681)	23,883	(101,129)	(22,798)	(96,536)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(301,059)	735,392	193,623	434,333	351,665
Cash, cash equivalents and restricted cash at beginning of period	2,643,640	1,908,248	1,707,496	1,908,248	1,549,454
Cash, cash equivalents and restricted cash at end of period	$ 2,342,581	$ 2,643,640	$ 1,901,119	$ 2,342,581	$ 1,901,119
Supplemental cash flow information:
Cash paid for taxes	$ 35,345	$ 48,960	$ 53,609	$ 84,305	$ 73,759
Cash paid for interest	$ 134,176	$ 103,904	$ 106,249	$ 238,080	$ 210,300

Free cash flow (negative free cash flow) (1)	$ 103,139	$ 193,665	$ (541,150)	$ 296,804	$ (180,228)

Adjusted free cash flow (2)	$ 103,139	$ 234,062	$ 372,775	$ 337,201	$ 736,771

(1)

We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$ 741,298	$ 691,408	$ 801,581	$ 1,432,706	$ 1,382,704
Net cash used in investing activities as presented above	(668,449)	(522,136)	(1,369,122)	(1,190,585)	(1,627,881)
Purchases, sales and maturities of investments, net	30,290	24,393	26,391	54,683	64,949
Free cash flow (negative free cash flow)	$ 103,139	$ 193,665	$ (541,150)	$ 296,804	$ (180,228)

(2)

We define adjusted free cash flow as free cash flow (negative free cash flow) as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$ 103,139	$ 193,665	$ (541,150)	$ 296,804	$ (180,228)
Less business acquisitions, net of cash and restricted cash acquired	—	—	883,668	—	883,668
Less real estate acquisitions	—	40,397	30,257	40,397	33,331
Adjusted free cash flow	$ 103,139	$ 234,062	$ 372,775	$ 337,201	$ 736,771

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in thousands)
(unaudited)

		Three Months Ended			Six Months Ended
		June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	Recurring revenues	$ 1,917,570	$ 1,890,080	$ 1,707,451	$ 3,807,650	$ 3,349,775
	Non-recurring revenues	100,838	108,129	109,703	208,967	201,826
	Revenues (1)	2,018,408	1,998,209	1,817,154	4,016,617	3,551,601

	Cash cost of revenues (2)	720,796	665,978	599,368	1,386,774	1,183,071
	Cash gross profit (3)	1,297,612	1,332,231	1,217,786	2,629,843	2,368,530

	Cash operating expenses (4)(7):
	Cash sales and marketing expenses (5)	141,241	140,310	120,739	281,551	245,445
	Cash general and administrative expenses (6)	255,201	247,638	236,715	502,839	463,041
	Total cash operating expenses (4)(7)	396,442	387,948	357,454	784,390	708,486

	Adjusted EBITDA (8)	$ 901,170	$ 944,283	$ 860,332	$ 1,845,453	$ 1,660,044

	Cash gross margins (9)	64%	67%	67%	65%	67%

	Adjusted EBITDA margins(10)	45%	47%	47%	46%	47%

	Adjusted EBITDA flow-through rate (11)	(213) %	83%	73%	45%	51%

	FFO (12)	$ 495,240	$ 548,152	$ 498,349	$ 1,043,392	$ 930,993

	AFFO (13)(14)	$ 754,262	$ 801,793	$ 691,392	$ 1,556,055	$ 1,344,024

	Basic FFO per share (15)	$ 5.29	$ 5.90	$ 5.47	$ 11.19	$ 10.24

	Diluted FFO per share (15)	$ 5.28	$ 5.87	$ 5.46	$ 11.15	$ 10.21

	Basic AFFO per share (15)	$ 8.06	$ 8.62	$ 7.59	$ 16.69	$ 14.79

	Diluted AFFO per share (15)	$ 8.04	$ 8.59	$ 7.58	$ 16.62	$ 14.74

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$ 583,568	$ 574,098	$ 541,988	$ 1,157,666	$ 1,064,159
	Interconnection	204,266	198,639	187,491	402,905	368,594
	Managed infrastructure	60,539	60,860	55,329	121,399	104,551
	Other	5,086	4,872	5,581	9,958	10,715
	Recurring revenues	853,459	838,469	790,389	1,691,928	1,548,019
	Non-recurring revenues	36,254	43,906	40,475	80,160	83,266
	Revenues	$ 889,713	$ 882,375	$ 830,864	$ 1,772,088	$ 1,631,285

	EMEA Revenues:

	Colocation	$ 517,366	$ 515,611	$ 433,339	$ 1,032,977	$ 847,908
	Interconnection	76,317	72,606	66,845	148,923	134,985
	Managed infrastructure	32,891	31,424	30,447	64,315	61,437
	Other	26,292	25,200	22,048	51,492	28,462
	Recurring revenues	652,866	644,841	552,679	1,297,707	1,072,792
	Non-recurring revenues	33,891	46,376	46,522	80,267	76,889
	Revenues	$ 686,757	$ 691,217	$ 599,201	$ 1,377,974	$ 1,149,681

	Asia-Pacific Revenues:

	Colocation	$ 323,116	$ 318,705	$ 281,635	$ 641,821	$ 564,250
	Interconnection	66,455	65,562	60,841	132,017	120,828
	Managed infrastructure	18,195	18,963	19,916	37,158	40,558
	Other	3,479	3,540	1,991	7,019	3,328
	Recurring revenues	411,245	406,770	364,383	818,015	728,964
	Non-recurring revenues	30,693	17,847	22,706	48,540	41,671
	Revenues	$ 441,938	$ 424,617	$ 387,089	$ 866,555	$ 770,635

	Worldwide Revenues:

	Colocation	$ 1,424,050	$ 1,408,414	$ 1,256,962	$ 2,832,464	$ 2,476,317
	Interconnection	347,038	336,807	315,177	683,845	624,407
	Managed infrastructure	111,625	111,247	105,692	222,872	206,546
	Other	34,857	33,612	29,620	68,469	42,505
	Recurring revenues	1,917,570	1,890,080	1,707,451	3,807,650	3,349,775
	Non-recurring revenues	100,838	108,129	109,703	208,967	201,826
	Revenues	$ 2,018,408	$ 1,998,209	$ 1,817,154	$ 4,016,617	$ 3,551,601

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$ 1,060,800	$ 1,006,091	$ 930,257	$ 2,066,891	$ 1,846,132
	Depreciation, amortization and accretion expense	(327,605)	(328,790)	(319,011)	(656,395)	(640,740)
	Stock-based compensation expense	(12,399)	(11,323)	(11,878)	(23,722)	(22,321)
	Cash cost of revenues	$ 720,796	$ 665,978	$ 599,368	$ 1,386,774	$ 1,183,071

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$ 266,682	$ 245,407	$ 243,636	$ 512,089	$ 483,039
	EMEA cash cost of revenues	297,684	271,179	215,983	568,863	418,831
	Asia-Pacific cash cost of revenues	156,430	149,392	139,749	305,822	281,201
	Cash cost of revenues	$ 720,796	$ 665,978	$ 599,368	$ 1,386,774	$ 1,183,071

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$ 621,445	$ 605,545	$ 564,075	$ 1,226,990	$ 1,109,273
	Depreciation and amortization expense	(132,856)	(130,205)	(113,817)	(263,061)	(228,474)
	Stock-based compensation expense	(92,147)	(87,392)	(92,804)	(179,539)	(172,313)
	Cash operating expense	$ 396,442	$ 387,948	$ 357,454	$ 784,390	$ 708,486

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$ 215,016	$ 210,671	$ 193,727	$ 425,687	$ 386,238
	Depreciation and amortization expense	(51,221)	(50,856)	(49,817)	(102,077)	(97,438)
	Stock-based compensation expense	(22,554)	(19,505)	(23,171)	(42,059)	(43,355)
	Cash sales and marketing expense	$ 141,241	$ 140,310	$ 120,739	$ 281,551	$ 245,445

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$ 406,429	$ 394,874	$ 370,348	$ 801,303	$ 723,035
	Depreciation and amortization expense	(81,635)	(79,349)	(64,000)	(160,984)	(131,036)
	Stock-based compensation expense	(69,593)	(67,887)	(69,633)	(137,480)	(128,958)
	Cash general and administrative expense	$ 255,201	$ 247,638	$ 236,715	$ 502,839	$ 463,041

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$ 230,284	$ 231,881	$ 211,004	$ 462,165	$ 415,467
	EMEA cash SG&A	94,258	93,525	87,836	187,783	175,123
	Asia-Pacific cash SG&A	71,900	62,542	58,614	134,442	117,896
	Cash SG&A	$ 396,442	$ 387,948	$ 357,454	$ 784,390	$ 708,486

(8)

We define adjusted EBITDA as net income excluding income tax expense, interest income, interest expense, other income or expense, loss or gain on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income	$ 207,013	$ 258,730	$ 216,242	$ 465,743	$ 363,935
	Income tax expense	37,385	55,055	8,635	92,440	41,379
	Interest income	(23,503)	(19,388)	(4,508)	(42,891)	(6,614)
	Interest expense	99,973	97,481	90,826	197,454	170,791
	Other expense (income)	11,518	(7,503)	6,238	4,015	15,787
	(Gain) loss on debt extinguishment	—	(254)	420	(254)	(109)
	Depreciation, amortization and accretion expense	460,461	458,995	432,828	919,456	869,214
	Stock-based compensation expense	104,546	98,715	104,682	203,261	194,634
	Transaction costs	5,718	1,600	5,063	7,318	9,303
	(Gain) loss on asset sales	(1,941)	852	(94)	(1,089)	1,724
	Adjusted EBITDA	$ 901,170	$ 944,283	$ 860,332	$ 1,845,453	$ 1,660,044

	The geographic split of our adjusted EBITDA is presented below:

	Americas net income (loss)	$ (42,264)	$ (40,492)	$ 38,199	$ (82,756)	$ 18,627
	Americas income tax expense	37,385	55,142	8,516	92,527	41,260
	Americas interest income	(18,631)	(15,175)	(3,904)	(33,806)	(5,632)
	Americas interest expense	83,892	84,280	82,160	168,172	152,890
	Americas other expense (income)	7,988	5,104	(55,803)	13,092	(79,193)
	Americas loss on debt extinguishment	—	—	420	—	159
	Americas depreciation, amortization and accretion expense	251,594	245,107	230,099	496,701	460,185
	Americas stock-based compensation expense	69,464	67,814	73,677	137,278	137,594
	Americas transaction costs	2,610	477	2,715	3,087	5,706
	Americas gain on asset sales	710	2,830	145	3,540	1,183
	Americas adjusted EBITDA	$ 392,748	$ 405,087	$ 376,224	$ 797,835	$ 732,779

	EMEA net income	$ 151,942	$ 199,015	$ 101,638	$ 350,957	$ 200,026
	EMEA income tax expense	—	—	119	—	119
	EMEA interest income	(2,872)	(2,540)	(525)	(5,412)	(792)
	EMEA interest expense	4,557	4,149	(112)	8,706	804
	EMEA other expense (income)	(2,862)	(16,480)	57,169	(19,342)	86,340
	EMEA depreciation, amortization and accretion expense	123,100	124,675	116,070	247,775	230,936
	EMEA stock-based compensation expense	21,510	18,836	19,168	40,346	35,280
	EMEA transaction costs	2,090	836	2,094	2,926	3,251
	EMEA loss on asset sales	(2,651)	(1,978)	(239)	(4,629)	(237)
	EMEA adjusted EBITDA	$ 294,814	$ 326,513	$ 295,382	$ 621,327	$ 555,727

	Asia-Pacific net income	$ 97,335	$ 100,207	$ 76,405	$ 197,542	$ 145,282
	Asia-Pacific income tax benefit	—	(87)	—	(87)	—
	Asia-Pacific interest income	(2,000)	(1,673)	(79)	(3,673)	(190)
	Asia-Pacific interest expense	11,524	9,052	8,778	20,576	17,097
	Asia-Pacific other expense	6,392	3,873	4,872	10,265	8,640
	Asia-Pacific gain on debt extinguishment	—	(254)	—	(254)	(268)
	Asia-Pacific depreciation, amortization and accretion expense	85,767	89,213	86,659	174,980	178,093
	Asia-Pacific stock-based compensation expense	13,572	12,065	11,837	25,637	21,760
	Asia-Pacific transaction costs	1,018	287	254	1,305	346
	Asia-Pacific gain on asset sales	—	—	—	—	778
	Asia-Pacific adjusted EBITDA	$ 213,608	$ 212,683	$ 188,726	$ 426,291	$ 371,538

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region are presented below:

	Americas cash gross margins	70%	72%	71%	71%	70%
	EMEA cash gross margins	57%	61%	64%	59%	64%
	Asia-Pacific cash gross margins	65%	65%	64%	65%	64%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	44%	46%	45%	45%	45%
	EMEA adjusted EBITDA margins	43%	47%	49%	45%	48%
	Asia-Pacific adjusted EBITDA margins	48%	50%	49%	49%	48%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$ 901,170	$ 944,283	$ 860,332	$ 1,845,453	$ 1,660,044
	Less adjusted EBITDA - prior period	(944,283)	(838,740)	(799,712)	(1,709,656)	(1,573,875)
	Adjusted EBITDA growth	$ (43,113)	$ 105,543	$ 60,620	$ 135,797	$ 86,169

	Revenues - current period	$ 2,018,408	$ 1,998,209	$ 1,817,154	$ 4,016,617	$ 3,551,601
	Less revenues - prior period	(1,998,209)	(1,870,845)	(1,734,447)	(3,711,504)	(3,381,554)
	Revenue growth	$ 20,199	$ 127,364	$ 82,707	$ 305,113	$ 170,047

	Adjusted EBITDA flow-through rate	(213) %	83%	73%	45%	51%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$ 207,013	$ 258,730	$ 216,242	$ 465,743	$ 363,935
	Net (income) loss attributable to non-controlling interests	17	56	80	73	(160)
	Net income attributable to Equinix	207,030	258,786	216,322	465,816	363,775
	Adjustments:
	Real estate depreciation	283,673	283,681	278,046	567,354	558,242
	Loss on disposition of real estate property	1,175	2,561	1,850	3,736	4,695
	Adjustments for FFO from unconsolidated joint ventures	3,362	3,124	2,131	6,486	4,281
	FFO attributable to common shareholders	$ 495,240	$ 548,152	$ 498,349	$ 1,043,392	$ 930,993

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO attributable to common shareholders	$ 495,240	$ 548,152	$ 498,349	$ 1,043,392	$ 930,993
	Adjustments:
	Installation revenue adjustment	6,121	(2,237)	(34)	3,884	811
	Straight-line rent expense adjustment	10,614	1,179	4,207	11,793	7,867
	Amortization of deferred financing costs and debt discounts and premiums	4,653	4,590	4,536	9,243	8,740
	Contract cost adjustment	(13,735)	(6,682)	(7,891)	(20,417)	(22,830)
	Stock-based compensation expense	104,546	98,715	104,682	203,261	194,634
	Stock-based charitable contributions	2,543	—	14,039	2,543	14,039
	Non-real estate depreciation expense	125,535	120,945	103,349	246,480	208,924
	Amortization expense	52,428	52,474	51,875	104,902	101,444
	Accretion expense	(1,175)	1,895	(442)	720	604
	Recurring capital expenditures	(39,672)	(21,729)	(34,775)	(61,401)	(58,656)
	(Gain) loss on debt extinguishment	—	(254)	420	(254)	(109)
	Transaction costs	5,718	1,600	5,063	7,318	9,303
	Income tax expense (benefit) adjustment	1,542	1,582	(49,683)	3,124	(50,006)
	Adjustments for AFFO from unconsolidated joint ventures	(96)	1,563	(2,303)	1,467	(1,734)
	AFFO attributable to common shareholders	$ 754,262	$ 801,793	$ 691,392	$ 1,556,055	$ 1,344,024

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$ 901,170	$ 944,283	$ 860,332	$ 1,845,453	$ 1,660,044
	Adjustments:
	Interest expense, net of interest income	(76,470)	(78,093)	(86,318)	(154,563)	(164,177)
	Amortization of deferred financing costs and debt discounts and premiums	4,653	4,590	4,536	9,243	8,740
	Income tax expense	(37,385)	(55,055)	(8,635)	(92,440)	(41,379)
	Income tax expense (benefit) adjustment	1,542	1,582	(49,683)	3,124	(50,006)
	Straight-line rent expense adjustment	10,614	1,179	4,207	11,793	7,867
	Stock-based charitable contributions	2,543	—	14,039	2,543	14,039
	Contract cost adjustment	(13,735)	(6,682)	(7,891)	(20,417)	(22,830)
	Installation revenue adjustment	6,121	(2,237)	(34)	3,884	811
	Recurring capital expenditures	(39,672)	(21,729)	(34,775)	(61,401)	(58,656)
	Other income (expense)	(11,518)	7,503	(6,238)	(4,015)	(15,787)
	Loss on disposition of real estate property	1,175	2,561	1,850	3,736	4,695
	Adjustments for unconsolidated JVs' and non-controlling interests	3,283	4,743	(92)	8,026	2,387
	Adjustment for gain (loss) on sale of assets	1,941	(852)	94	1,089	(1,724)
	AFFO attributable to common shareholders	$ 754,262	$ 801,793	$ 691,392	$ 1,556,055	$ 1,344,024

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share	93,535	92,971	91,036	93,253	90,904
	Effect of dilutive securities:
	Employee equity awards	322	369	226	346	309
	Shares used in computing diluted net income per share, FFO per share and AFFO per share	93,857	93,340	91,262	93,599	91,213

	Basic FFO per share	$ 5.29	$ 5.90	$ 5.47	$ 11.19	$ 10.24
	Diluted FFO per share	$ 5.28	$ 5.87	$ 5.46	$ 11.15	$ 10.21

	Basic AFFO per share	$ 8.06	$ 8.62	$ 7.59	$ 16.69	$ 14.79
	Diluted AFFO per share	$ 8.04	$ 8.59	$ 7.58	$ 16.62	$ 14.74

CONTACT: Equinix Investor Relations Contacts: invest@equinix.com, Equinix Media Contacts: press@equinix.com